Exhibit (c)(9)

Exhibit (c)(9)
Preliminary draft for discussion purposes only
B O A R D D I S C U S S I O N M A T E R I A L S
January 10, 2017
J.P.Morgan

Preliminary draft for discussion purposes only
This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.
The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.
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J.P.Morgan
B O A R D D I S C U S S I O N M A T E R I A L S

Preliminary draft for discussion purposes only

Implied valuation summary of Braves' offers over time

Implied valuation summary

	Braves' 10/20/16 proposal @ 10/20/16	Braves' 10/20/16 proposal @ 01/10/17	Braves' 12/05/16 proposal @ 12/05/16	Braves' 12/05/16 proposal @ 01/10/17	Braves' 12/20/16 proposal @ 12/20/16	Braves' 12/20/16 proposal @ 01/10/17
Stock price	£48.03	£46.75	£43.43	£46.75	£45.52	£46.75
Exchange rate	*1.2250*	*1.2167*	*1.2703*	*1.2167*	*1.2421*	*1.2167*
Braves price ($)	$58.84	$56.88	$55.17	$56.88	$56.53	$56.88
Exchange ratio	*0.5502*	*0.5502*	*0.4923*	*0.4923*	*0.5105*	*0.5105*
Stock consideration per Royals share ($)	$32.37	$31.30	$27.16	$28.00	$28.86	$29.04
Cash consideration per Royals share ($)	$24.13	$24.13	$29.44	$29.44	$29.44	$29.44
Total Braves offer price ($)	**$56.50**	**$55.43**	**$56.60**	**$57.44**	**$58.30**	**$58.48**
% premium to unaffected	*19.8%*	*17.5%*	*20.0%*	*21.8%*	*23.6%*	*24.0%*
Implied equity value ($mm)[1]	**$80,848**	**$79,311**	**$80,991**	**$82,196**	**$83,425**	**$83,678**
% Royals pro forma ownership	*19.6%*	*19.6%*	*17.9%*	*17.9%*	*18.5%*	*18.5%*
Implied firm value ($mm)[2]	**$91,839**	**$90,302**	**$91,981.96**	**$93,187**	**$94,416**	**$94,669**
FV / LTM Sep-16 EBITDA[3]	16.1x	15.9x	16.2x	16.4x	16.6x	16.6x
FV / Adjusted LTM Sep-16 EBITDA[4]	15.7x	15.4x	15.7x	15.9x	16.1x	16.2x
FV / 2016E EBITDA[5]	15.5x	15.2x	15.5x	15.7x	15.9x	16.0x
FV / Adjusted FY 2016E EBITDA[4]	15.2x	14.9x	15.2x	15.4x	15.6x	15.7x
FV / 2017E EBITDA[6]	14.5x	14.3x	14.6x	14.8x	15.0x	15.0x

Source: Royals management projections; Royals filings, broker estimates, Bloomberg, FactSet as of 01/09/17
[1] Assumes Royals diluted share count of 1,431mm; [2] Royals debt of $12,950mm at principal value and cash of $1,790mm as of 12/31/16; [3] LTM EBITDA of $5,694mm for Royals; [4] Includes adjustments for run-rate Lorillard synergies in the amount of $155mm for LTM Sep-16 and $113mm for FY2016, per Royals management guidance; [5] FY2016E EBITDA of $5,933mm for Royals; [6] FY2017E EBITDA of $6,313mm for Royals

BOARD DISCUSSION MATERIALS

1

J.P.Morgan

Preliminary draft for discussion purposes only
Each 0.0050x exchange ratio difference correlates to $0.28 / share or $235mm in equity value
Illustrative exchange ratio sensitivity
Mid-point
Exchange ratio 0.5105x 0.5150x 0.5200x 0.5228x 0.5250x 0.5300x 0.5350x
Implied stock consideration / share1 $29.04 $29.29 $29.58 $29.74 $29.86 $30.15 $30.43
Cash consideration / share $29.44 $29.44 $29.44 $29.44 $29.44 $29.44 $29.44
Total offer / share $58.48 $58.73 $59.02 $59.18 $59.30 $59.59 $59.87
Premium to unaffected ($47.17) 24.0% 24.5% 25.1% 25.5% 25.7% 26.3% 26.9%
Total equity purchase price ($mm)2 $48,511 $48,723 $48,959 $49,092 $49,195 $49,431 $49,667
Source: Royals and Braves filings, Bloomberg, FactSet as of 01/09/17
1 Assumes Braves’ share price of £46.75 and GBP/USD exchange rate of 1.2167 as of 01/09/17, equating to a price in USD of $56.88
2 Represents the total consideration to Royals shareholders for the remaining 57.8%

B O A R D D I S C U S S I O N M A T E R I A L S
J.P.Morgan

Preliminary draft for discussion purposes only
Agenda
Page
Appendix 3
B O A R D D I S C U S S I O N M A T E R I A L S
J.P.Morgan

Preliminary draft for discussion purposes only

Precedent premiums paid by significant shareholders acquiring remaining ownership in targets

The median control premium of ~21% is slightly lower than broader historical M&A premiums of 25%[2]

Precedent 100% acquisitions by significant shareholders (1995 - Q2 2016)

Cross-border transactions

Date	Target	Acquirer	Deal size ($mm) [1]	% owned prior to deal	% 1-week premium
06/03/16	Talen Energy	Riverstone Holdings	$5,045	35%	25.2%
01/19/16	Rouse Properties	Brookfield Asset Management	2,345	33%	20.5%
10/26/15	Northern Tier Energy	Western Refining	1,473	38%	9.7%
08/10/14	El Paso Pipeline	Kinder Morgan	10,821	41%	17.4%
08/10/14	Kinder Morgan Energy	Kinder Morgan	53,404	34%	11.8%
06/11/13	Dole Food	Castle & Cooke; Management	1,050	40%	29.5%
12/05/12	McMoRan Exploration	Freeport-McMoRan Copper & Gold	2,430	36%	80.1%
06/13/11	M&F Worldwide	MacAndrews & Forbes Holdings	2,327	43%	26.5%
11/15/10	Mediacom Comm.	Existing Management	3,597	42%	25.9%
09/21/10	Penn Virginia Resource	Penn Virginia GP Holdings	1,490	38%	(6.0%)
09/23/09	SkyTerra Comm.	Harbinger Capital	1,191	48%	72.4%
04/27/09	Atlas Energy Resources	Atlas America	1,880	47%	7.5%
04/20/09	Pepsi Bottling Group	PepsiCo	11,134	33%	20.0%
04/20/09	PepsiAmericas	PepsiCo	4,337	43%	18.1%
11/06/06	Swift Transportation	Private Investor (Jerry Moyes)	2,007	39%	15.0%
12/20/05	Nextel	Sprint Nextel	7,563	31%	8.5%
09/01/05	Chiron	Novartis AG	5,884	44%	13.3%
11/06/01	Storage USA	Security Capital Group	2,258	43%	5.7%
05/07/01	BancWest	BNP Paribas	2,399	45%	40.3%
01/25/01	Sodexho Marriott	Sodexho Alliance	2,002	48%	7.2%
09/07/00	Delhaize America	Delhaize Group	1,878	45%	24.5%
09/18/99	COMSAT	Lockheed Martin	1,233	49%	25.8%
08/09/99	Jones Intercable	Comcast	3,968	40%	63.2%
07/12/99	Infoseek	Walt Disney	2,521	43%	28.0%
09/12/97	Western National	American General	1,517	46%	3.7%
10/30/96	Vons Companies	Safeway	2,556	35%	29.2%
10/28/96	Loctite	Henkel KGaA	1,424	35%	25.5%
Median					**20.5%**
Mean					**24.0%**

Source: Dealogic; Bloomberg. Note: Precedent deals include global acquirers and U.S. targets since 1995 with deal value greater than $1bn, acquirer pre-deal ownership between 30% - 49%, and acquirer post-deal ownership of 100%; [1] Deal size represents full firm value and not just portion acquired; [2] Precedent deals, including deals from 01/01/2007 to 06/30/2016 which are public deals that have an initial stake <50% and final stake >51% and are greater than $500mm in size, have 1-week total median premium of 25%

BOARD DISCUSSION MATERIALS

3

J.P.Morgan

Preliminary draft for discussion purposes only

Tobacco sector transaction comparables

Key selected tobacco transactions

Announcement	Target	Acquiror	Implied Firm value ($mm)	LTM Multiples[1]		*EBITDA margin*
				FV/sales	FV/EBITDA	
01-Jun-15	TDR	Braves	599	3.91x	12.5x	*31.3%*
23-Feb-15	Souza Cruz (24.7%)	Braves	14,185	6.33x	16.0x	*39.6%*
15-Jul-14	Lorillard	Royals	27,949[2]	5.58x	13.8x	*40.4%*
15-Jul-14	Lorillard and Royals assets	Imperial Tobacco	7,056	2.94x	8.8x	*33.3%*
26-May-11	Protabaco	Braves	452	4.11x	11.3x	*36.4%*
17-Jun-09	Bentoel (85.1%)	Braves	744	1.27x	14.0x	*9.0%*
08-Sep-08	UST	Altria	11,681	5.87x	12.0x	*48.9%*
31-Jul-08	Rothmans	PMI	1,934[3]	4.94x	9.7x	*50.8%*
28-Feb-08	Skandinavisk	Braves	4,141	4.42x	11.2x	*N/A*
22-Feb-08	Tekel	Braves	1,720	3.31x	11.4x	*29.0%*
01-Nov-07	John Middleton	Philip Morris USA	2,900[4]	8.06x	15.8x	*51.0%*
18-Jul-07	Altadis	Imperial Tobacco	22,619[5]	4.12x	14.1x	*29.3%*
08-Feb-07	Commonwealth Brands	Imperial Tobacco	1,900	5.46x	10.9x	*50.0%*
19-Jan-07	Lakson Tobacco	PMI	675	2.13x	14.8x	*14.4%*
15-Dec-06	Gallaher	Japan Tobacco	18,938	3.64x	13.0x	*28.0%*
24-Apr-06	Conwood	Royals	3,500	7.78x	13.2x	*59.1%*
13-Mar-05	PTHM Sampoerna	PMI	5,082	2.70x	13.9x	*19.5%*
07-Mar-02	Reemtsma	Imperial Tobacco	5,103	2.47x	13.4x	*18.5%*
22-Jun-01	Austria Tabak	Gallaher Group	1,871	1.60x	7.4x	*21.4%*
Mean				**4.24x**	**12.5x**	***33.9%***
Median				**4.11x**	**13.0x**	***32.3%***

Source: Press releases, annual reports and information brochures of target, broker reports; based on most recent available financials at time of announcement of the transaction
[1] LTM multiples based on transaction value in local currency
[2] Implied firm value is pension-adjusted and based on fully diluted equity
[3] Transaction value reflects 100% of RI and 60% of RBH not currently owned by PMI (100% of RI cash & ST investments, 60% of RBH cash, and 60% of RBH debt) as of 07/31/08; financials reflect 60% of RI consolidated revenue and EBITDA
[4] Implied firm value excludes $700mm in present value of tax benefits (multiples based on brokers' estimates)
[5] Implied firm value adjusted by minority in Logista valued at market value

BOARD DISCUSSION MATERIALS

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J.P.Morgan